Exhibit 99.1

CONTACT:

Press Inquiries	Investor Inquiries
Public Relations	Investor Relations
Sycamore Networks, Inc.	Sycamore Networks, Inc.
978-250-3433	978-250-3460
media.info@sycamorenet.com	investor.info@sycamorenet.com

SYCAMORE ANNOUNCES REVISED AGREEMENT TO ACQUIRE ACCESS SOLUTIONS PROVIDER EASTERN RESEARCH

CHELMSFORD, Mass., August 3, 2006 – Sycamore Networks, Inc. (NASDAQ: SCMR) today announced that it has entered into a revised definitive agreement to acquire Allen Organ’s majority-owned subsidiary, Eastern Research, Inc., an innovative provider of network access solutions for wireline, wireless, and private network operators. Under the terms of the revised agreement, the total consideration to be paid to Allen Organ shareholders and the minority shareholders of Eastern Research to acquire Eastern Research will be $80 million in cash. The original agreement between Sycamore and Allen Organ dated April 12, 2006 contemplated a $92.5 million transaction, comprised of approximately $84.5 million in Sycamore stock and $8 million in cash, based on trailing average closing prices of Sycamore’s stock at the time. The boards of both companies approved the revised agreement.

The acquisition of Eastern Research will enable Sycamore to expand its customer base and offer a more comprehensive suite of solutions optimized for emerging broadband networks. Sycamore continues to expect the transaction to be accretive within 12 months of closing, exclusive of purchase accounting adjustments and other one-time merger-related charges. The transaction is subject to certain closing adjustments and conditions, including approval by the shareholders of Allen Organ. The transaction is expected to close in September 2006. Other aspects of the transaction previously disclosed in the Company’s April 12, 2006 announcement, including the corporate reorganization of Allen Organ to spin off to newly-formed entities the assets and operations not related to Eastern Research prior to closing remain substantially unchanged.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent optical switching products for telecommunications service providers worldwide. The Company's products form the reliable foundation for some of the world's most respected and innovative communications networks. Sycamore's fully integrated edge-to-core optical switching solutions enable network operators to efficiently and cost-effectively provision and manage optical network capacity to support a wide range of voice, video, and data services. For more information, please visit www.sycamorenet.com.

About Eastern Research

Eastern Research, Inc. is a leading supplier of network access solutions and has thousands of systems deployed worldwide. The Company’s products enable wireline, wireless and private network operators to rapidly deploy multiple service offerings, leverage existing infrastructure investments, scale as network growth occurs, and manage service delivery reliably and cost-effectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information contained in this document, statements made in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” anticipate,” “expect,” “estimate,” “project,” “will,” “shall” and other words or phrases with similar meaning. We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may affect our ability to consummate the transactions described in this press release or that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others: (1) we may be unable to obtain regulatory approvals required for the merger, or required regulatory approvals may delay the merger or result in the imposition of conditions that could have a material adverse effect on the combined company or cause us to abandon the merger; (2) the shareholders of Allen Organ and Eastern Research, Inc. may not approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the special shareholder meetings; (3) we may not be able to obtain the insurance coverage contemplated by the merger agreement, or even if obtained, we may not be successful in pursuing claims under such policies; (4) we may be unable to complete the merger or completing the merger may be more costly than expected because, among other reasons, conditions to the closing of the merger may not be satisfied; (5) problems may arise with the ability to successfully integrate the businesses of the Company and Eastern Research, Inc., which may result in the combined company not operating as effectively and efficiently as expected; (6) the combined company may not be able to achieve the expected synergies from the merger or it may take longer than expected to achieve those synergies; (7) the merger may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from our expectations; (8) the combined company may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; (9) the ongoing investigations by the Securities and Exchange Commission and the U.S. Attorney’s Office for the District of Massachusetts of the Company’s stock option practices.

The risks included here are not exhaustive. The annual reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents we have filed with the SEC contain additional factors that could impact our businesses and financial performance and are included in the section entitled Factors that May Affect Future Results in Management Discussion and Analysis of Financial Conditions and Results of Operations. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this document, except as may be required by law.

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